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Supplement to Prospectus Supplement
dated October 25, 1996 (to
Prospectus dated June 26, 1996)

                           $266,806,062 (APPROXIMATE)

                         CMC SECURITIES CORPORATION II

                 REMIC PASS-THROUGH CERTIFICATES, SERIES 1996-C
                             ______________________

     Notwithstanding the amount identified as the Class Certificate Principal Balance of the Class A Certificates set forth on the Cover Page of the Prospectus Supplement dated as of October 25, 1996 (the "Prospectus Supplement") with respect to the CMC Securities Corporation II REMIC Pass-Through Certificates, Series 1996-C, the Class Certificate Principal Balance of the Class A Certificates as of the Closing Date is $266,806,062. Such Class Certificate Principal Balance has been revised principally to reflect the withdrawal of seven Mortgage Loans from the Trust Fund. The withdrawal of such Mortgage Loans has not materially or adversely affected the characteristics of the Mortgage Assets as described in the Prospectus Supplement.

     The Company will prepare and file with the Securities and Exchange Commission within 15 days from the date of this Supplement a Current Report on Form 8-K containing a revised description of the Mortgage Loans which will reflect such withdrawal.

     In addition, notwithstanding the priority of distributions set forth on page S-36 of the Prospectus Supplement under the caption "Description of the Offered Certificates - Priority of Distributions," clauses (iv) and (v) thereunder are replaced by the following clause:

     "(iv) then, the remaining amount, if any, (the "Excess Spread") will be distributed as follows: (A) on any Distribution Date on which the Overcollateralization Amount is less than the Required Overcollateralization Amount, to the Class A Certificates in reduction of the Class Certificate Principal Balance thereof until the Overcollateralization Amount equals the Required Overcollateralization Amount; and (B) on any Distribution Date on which the Overcollateralization Amount equals or exceeds the Required Overcollateralization Amount, Excess Spread will be applied first to the payment of any Interest Carryforward Amount on the Class A Certificates for such Distribution Date; and second, as a deposit to the Reserve Fund, in an amount equal to the remaining Excess Spread for such Distribution Date."


                The date of this Supplement is October 30, 1996